Exhibit 99.1

Contacts:
Media	Investors
Tom Fitzgerald	Mike Salop
+1-720-332-4374	+1-720-332-8276
tom.fitzgerald@westernunion.com	mike.salop@westernunion.com

Western Union Announces Expanded Roles on Executive Team

Englewood, Colo., April 4, 2011 – The Western Union Company (NYSE:WU) today announced changes in responsibilities among its executive team that will better support the company’s strategic initiatives of growing retail channels, expanding electronic channels, developing the product portfolio, and improving process and productivity. Hikmet Ersek, who became President and CEO in September, previously made initial changes to the senior leadership team in 2010, including the streamlining of certain positions.

The current changes include Stewart Stockdale being named Executive Vice President (EVP) and President – Global Consumer Financial Services; David Yates, EVP and President – Business Development and Innovation; and Diane Scott, EVP and Chief Marketing Officer. Each of these appointments is effective immediately.

“We are making these important changes to our Executive Team so that our organization can respond to the needs of our global customers more quickly and effectively,” said Western Union President and CEO Hikmet Ersek. “I have every confidence that this is the right team to guide Western Union to great success. Each of these leaders has an excellent track record and they will help us to execute on our key strategies.”

In his new role, Stockdale will be responsible for Western Union’s global regions and Agent network, the company’s global core consumer money transfer service and the consumer payments business. The regional business leaders will now report to Stockdale. Stockdale’s tenure with Western Union began in 2008 as EVP of the Americas region. Prior to joining Western Union, Stockdale served as president of Simon Brand Ventures and as chief marketing officer of Simon Property Group. He held senior positions with such multinational companies as Conseco, Inc., MasterCard, American Express and Procter & Gamble. Stockdale holds a bachelors degree in business administration in marketing from the University of Denver and completed The Executive Program at the University of Virginia’s Darden Graduate School of Business Administration.

Yates, as EVP and President – Business Development and Innovation, is responsible for the design, development, implementation, roll-out and enhancement of new products and services, including Western Union Business Solutions, Account Based Money Transfer, westernunion.com, mobile money transfer and the company’s prepaid and stored value programs globally. Yates has extensive payment systems, banking, and information systems experience involving major projects for processors, banks and telecommunication companies throughout the

United States, Europe and Asia. Prior to joining Western Union, he served in executive roles with several major international corporations, including First Data, IBM, General Electric and American Management Systems. He received a Master’s Degree in law from Oxford University.

As EVP and Chief Marketing Officer, Diane Scott is responsible for leading the strategic global marketing development for Western Union, including brand strategy, customer segmentation, customer experience, and market research/analytics. She also is responsible for corporate communications, corporate social responsibility and the Western Union Foundation. Scott’s tenure with Western Union began in 2001 and has included positions as general manager of the U.S. domestic business and senior vice president for marketing in the Americas. She was previously the marketing director for US West Dex and Izodia Corporation. She holds a Bachelor of Science degree from Syracuse University.

Other members of the Western Union Executive Team are Scott Scheirman, EVP and Chief Financial Officer; Robin Heller, EVP – Technology and Operations; Grover Wray, EVP – Human Resources; and David Schlapbach, EVP and General Counsel (interim).

About Western Union

The Western Union Company (NYSE: WU) is a leader in global payment services. Together with its Vigo, Orlandi Valuta, Pago Facil and Western Union Business Solutions-branded payment services, Western Union provides consumers and businesses with fast, reliable and convenient ways to send and receive money around the world, to send payments and to purchase money orders. The Western Union, Vigo and Orlandi Valuta-branded services are offered through a combined network of 445,000 Agent locations in 200 countries and territories. In 2010, The Western Union Company completed 214 million consumer-to-consumer transactions worldwide, moving $76 billion of principal between consumers, and 405 million business payments. For more information, visit www.westernunion.com.

WU-F, WU-G